                                                                EXHIBIT 10.12(b)
                              INDEMNITY AGREEMENT

THIS AGREEMENT is made as of the 1st day of January, 2002.

BETWEEN:

          COLUMBIA SPORTSWEAR COMPANY, a corporation subsisting under the laws of the State of Oregon, in the United States of America,

          (hereinafter called the "Indemnitor")

                                                               OF THE FIRST PART

          -and-

          B.A.R.K. HOLDINGS INC.,
          a corporation incorporated under the laws of the Province of Ontario, Canada,

          (hereinafter called "BARK")

                                                              OF THE SECOND PART

WHEREAS:

1. BARK has entered into a lease made the 3rd day of January, 1994 which is amended by lease amending agreements made the 1st day of May, 2000 and January 1, 2002 (collectively the "Lease") between BARK, as Landlord, and Columbia Sportswear Canada Limited, as Tenant (the "Tenant") relating to the premises being a warehouse and office building located at 456 Albert Street in the town of Strathroy, Ontario;

2. Upon the request of BARK, the Indemnitor has agreed to execute and deliver this indemnity agreement (the "Indemnity") in favour of BARK;

NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Indemnitor), the Indemnitor hereby agrees with BARK as follows:

1. The Indemnitor shall indemnify and save BARK harmless from all damages and costs incurred by BARK if, during the term of the Lease and any renewals, the Tenant fails to pay the rent or other amount to be paid by the Tenant under the Lease as and when they are due, under the Lease for such period which, if the Lease were in full force and effect and in good standing, would be payable under the Lease.

2. If the Tenant defaults in the performance or observance of any of the covenants, obligations or agreements contained in the Lease, the Indemnitor shall forthwith, upon demand by BARK, pay to Bark any amount so payable and all damages that may arise upon the default by the Tenant in the payment thereof or in the due performance of any such obligation.

3. The Indemnitor shall be jointly and severally bound with the Tenant to BARK for the performance of the obligations of Tenant under the Lease and its liability shall be that of a direct and primary obligor and not merely that of a surety.

4. If the Tenant defaults under the Lease, BARK may proceed against the Indemnitor as if it were the Tenant, without waiving any of its rights against the Tenant and without any requirement that BARK shall first have proceeded against the Tenant or had recourse to or exhausted any of its remedies against the Tenant.

5. The obligation of the Indemnitor and the rights of BARK hereunder shall not be affected or in any way prejudiced or impaired by any delay, neglect or forbearance by BARK in enforcing performance by the Tenant of its obligations under the Lease or the granting by BARK to the Tenant any extension of time or by any waiver by BARK of any of the Tenant's obligations or by any assignment or sublease or sublease or other dealing by the Tenant with the Lease or the premises whether with or without the consent of BARK or by any want of notice to the Indemnitor or by any dealing between BARK and the Tenant with or without notice to the Indemnitor whereby the respective obligations and rights of either BARK or the Tenant are amended or by any other act or failure to act by BARK which would release, discharge or affect the obligations of the Indemnitor if it were a mere surety, and with the intent that this Indemnity shall not be released or affected or the rights of BARK hereunder in any way impaired until such time as all the obligations of the Tenant under the Lease have been fully performed and satisfied

6. The obligations of the Indemnitor hereunder shall not be released, discharged or affected by the bankruptcy or insolvency of the Tenant or any disclaimer by any trustee in bankruptcy of the Tenant or by the Tenant ceasing to exist (whether by winding-up, forfeiture, cancellation or dissolution, or any other circumstance) or by any event terminating the Lease including a re-entry pursuant to the Lease.

7. Notwithstanding the provisions set forth herein, in the event of a default or termination of the Lease BARK shall not be entitled to claim or receive an amount greater than it would have been entitled to receive from the Tenant under the terms provided in the Lease.

8. The obligations of the Indemnitor hereunder may be assigned BARK, will benefit and be enforceable by the successors and assigns of BARK and shall bind the successors and assigns of the Indemnitor.

9. This Indemnity shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein. The Indemnitor acknowledges receipt of a copy of the Lease and this Indemnity.

10. Any reference to this Indemnity to the Lease shall be deemed to include any alterations, amendments or modifications from time, made to the Lease. No dealings between BARK and the Tenant of whatsoever kind, whether with or without notice to the

     Indemnitor (the requirements of any notice by BARK to the Indemnitor being hereby waived by the Indemnitor), shall exonerate the Indemnitor in whole or in part.

11. The Indemnitor will execute such further and other assurances, instruments and documents as may be reasonably required by BARK to give full effect to this Indemnity.

12. Unless defined herein or the context otherwise requires, all of the words and phrases defined in the Lease and used in this Indemnity shall have the same meanings as in the Lease.

13. If any provision contained in this Indemnity or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Indemnity or the application of such provision to persons or circumstances, other than those as to which it is held to be invalid or unenforceable, shall not be affected thereby and each provision of this Indemnity shall be valid and enforceable to the fullest extent permitted by law.

14. Any notice required or contemplated by any provision of this Indemnity shall be sent by registered mail, postage prepaid or delivered to the Indemnitor to its registered head office or to such other address as the Indemnitor may from time to time designate by written notice to BARK. Every such notice shall be deemed to have been given and received upon the date of actual delivery, if delivered, and upon the third business day after mailing, if mailed. In the event of and during a disruption or threatened disruption in the postal services, all notices shall be delivered and shall not be mailed.

15. No modification of this Indemnity shall be effective unless the same is in writing and is executed by both the Indemnitor and BARK.

IN WITNESS WHEREOF the proper officers of the Indemnitor have executed this Indemnity.

                                             COLUMBIA SPORTSWEAR COMPANY

                                                 /s/ Patrick D. Anderson
                                             Per:------------------------  c/s
                                                 Patrick D. Anderson
                                                 Chief Financial Officer


                                 I have authority to bind the Corporation.